EXHIBIT 21.1
SUBSIDIARIES OF THE COMPANY
Mad Catz, Inc.
1328158 Ontario Inc.
Mad Catz Europe, Limited
Mad Catz Limited
Mad Catz Interactive Asia Limited
Mad Catz Technological Development (Shenzhen) Co., Ltd.
FX Unlimited Inc.
Mad Catz (Asia) Limited
Xencet USA, Inc.
Singapore Holdings Inc.
Winkler Atlantic Holdings Limited
Saitek Plc
Saitek Industries Ltd.
Saitek Elektronik Vertriebs Gmbh
Saitek SA